The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant To Rule 424(b)(5)

Registration Statement No. 333-101478
SUBJECT TO COMPLETION, DATED JULY 21, 2003

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated December 16, 2002)

$

Delphi Corporation

             % Notes due

     The Notes will bear interest at the rate of     % per year. Interest on the Notes is payable on         and               of each year, beginning on                     . The Notes will mature on                     . We may redeem some or all of the Notes at any time or in part from time to time. The redemption prices are discussed under the caption “Description of Notes — Optional Redemption.”

     The Notes will be senior unsubordinated indebtedness and will rank equally with all of our other unsecured senior indebtedness.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-7.

     Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total

Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Delphi Corporation (before expenses)		%	$

     Interest on the Notes will accrue from                     , 2003 to date of delivery.

     The underwriters expect to deliver the Notes to purchasers on or about                     , 2003 through the facilities of The Depository Trust Company, including for the accounts of Euroclear S.A./N.V. and Clearstream Banking S.A.

Joint Bookrunners

Barclays Capital

Citigroup

Banc of America Securities LLC

Credit Suisse First Boston	JPMorgan

Morgan Stanley	UBS Investment Bank

Tokyo-Mitsubishi International plc	BNP PARIBAS	Deutsche Bank Securities
HSBC	McDonald Investments Inc.	Ramirez & Co., Inc.
a KeyCorp Company
The Royal Bank of Scotland

        , 2003

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LISTING AND GENERAL INFORMATION
LEGAL MATTERS
EXPERTS
TABLE OF CONTENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DELPHI CORPORATION
THE TRUST
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF GUARANTEE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

      We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors.

      The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document and the related prospectus.

      The Trustee assumes no responsibility for this document and has not reviewed or undertaken to verify any information contained in this document.

      Offers and sales of the Notes are subject to restrictions in relation to the United Kingdom, details of which are set out in “Underwriting” below. The distribution of this prospectus supplement and the related prospectus and the offering of the Notes in certain other jurisdictions may also be restricted by law. This prospectus supplement and the related prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them to subscribe for and purchase, any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

      Each underwriter has confirmed that it understands that the Notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. Accordingly, each underwriter has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, the Notes in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

      We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and the sale of the Notes is not conditioned on obtaining this listing.

      References in this prospectus supplement and the related prospectus to “we,” “us,” “our,” the “company” and “Delphi” are to Delphi Corporation.

      In this prospectus supplement and the related prospectus, unless otherwise specified or the context otherwise requires, references to “dollars,” “$” and “U.S. $” are to United States dollars.

FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Delphi and its representatives may periodically make written or oral statements that are “forward-looking,” including statements included in this prospectus supplement and the related prospectus and other filings with the Securities and Exchange Commission, or SEC, and in reports to our stockholders. All statements contained or incorporated in this prospectus supplement and the related prospectus which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales, earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are set forth in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the related prospectus. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market in which we operate, including customer cost reduction initiatives, potential increases in warranty costs, funding requirements and pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism, war or labor unrests, other changes in the political and regulatory environments where we do business; and other factors, risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2002 and other filings with the SEC incorporated by reference in this prospectus supplement and the related prospectus. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

SUMMARY

      The information contained in this summary is qualified in its entirety by and should be read together with the more detailed information and financial statements incorporated by reference in this prospectus supplement and the related prospectus.

The Company

      Delphi is a leading global supplier of vehicle electronics, transportation components, integrated systems and modules and other electronic technology. Delphi’s common stock is listed on the New York Stock Exchange under the symbol “DPH”. It was incorporated in Delaware in late 1998, as a wholly owned subsidiary of General Motors Corporation, or GM. Prior to January 1, 1999, GM conducted its business through various divisions and subsidiaries. Effective January 1, 1999, the assets and liabilities of the Delphi business sector were transferred to Delphi and its subsidiaries in accordance with the terms of a Master Separation Agreement to which Delphi and GM are parties. Delphi became an independent company during 1999 in two stages, the first of which involved an initial public offering on February 5, 1999, and the second of which involved the distribution of Delphi’s remaining shares owned by GM on May 28, 1999.

      Delphi’s net sales for 2002 were $27.4 billion, up 5% from 2001, with $9.6 billion or 35% of sales to non-GM customers. Delphi’s GM sales in 2002 were $17.9 billion and were stable relative to 2001. Net income for 2002 was $343 million. Delphi’s results for 2002 benefited from stable production in the U.S. automotive market, steady growth in its non-GM business, and savings related to ongoing restructuring and cost containment.

      Delphi’s extensive technical expertise in a broad range of product lines and strong systems integration skills enables it to provide comprehensive, systems-based solutions to vehicle manufacturers. It has established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

      Delphi’s principal executive offices are located at 5725 Delphi Drive, Troy, Michigan 48098, and its telephone number is (248) 813-2000.

Recent Developments

      Delphi’s net sales for the six months ended June 30, 2003 were $14.3 billion, up 2% from the comparable period in 2002. Delphi’s non-GM sales were $5.4 billion, or 38% of net sales, for the first six months of 2003, up 15% from the comparable period of 2002. Delphi’s net income was $215 million for the six months ended June 30, 2003.

      On May 22, 2003, Standard & Poor’s Rating Services lowered its corporate credit rating on Delphi to BBB- with a negative outlook. On February 6, 2003, Fitch Ratings reaffirmed its corporate credit rating on Delphi of BBB with a stable outlook. On July 15, 2003, Moody’s Investors Service, Inc. reaffirmed its corporate credit rating on Delphi of Baa2 with a stable outlook.

The Offering

Securities Offered	$ principal amount of % Notes due .
Maturity Date	The Notes will mature on .
Interest Rate	The Notes will bear interest at the rate of % per year, accruing from , 2003.
Interest Payment Dates
Redemption	The Notes are not subject to a sinking fund. The Notes are redeemable before maturity at the option of Delphi, in whole or in part, at the redemption price set forth herein plus accrued and unpaid interest, and are redeemable in whole, but not in part, at 100% of the principal amount plus accrued and unpaid interest on the Notes in the event of certain changes relating to United States taxation. See “Description of the Notes — Optional Redemption” and “— Redemption for Tax Reasons.”
Ranking	The Notes are unsecured and unsubordinated indebtedness of Delphi and will rank equally with Delphi’s other unsecured and unsubordinated debt. The Notes will be effectively subordinated to indebtedness and other liabilities (including trade payables) of Delphi’s subsidiaries and to secured indebtedness of Delphi to the extent of the value of the assets securing that indebtedness.
Use of Proceeds	Delphi intends to use the net proceeds from the offering of the Notes for general corporate purposes, including the repayment of short-term borrowings used for working capital that have an average interest rate of 2 1/4%.
Listing	Application has been made to list the Notes on the Luxembourg Stock Exchange. There can be no assurance that such listing will be obtained for the Notes. Currently, there is no public market for the Notes.

RISK FACTORS

      In considering whether to purchase the Notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the related prospectus. In particular, you should carefully consider the risk factors described below.

The cyclical nature of automotive production and sales can adversely affect our business.

      Our business is directly related to automotive sales and automotive vehicle production by our customers. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Any significant economic decline that results in a reduction in automotive production and sales by our customers can have a material adverse effect on our business, results of operations and financial condition.

We depend on GM as a customer and may not be successful at attracting new customers.

      GM accounted for 65% of our total net sales in 2002 and 62% for the first six months of 2003. To compete effectively, we need to continue to satisfy GM’s pricing, service, technology and increasingly stringent quality and reliability requirements, which, because we are GM’s largest supplier, particularly affect us. Additionally, our revenues may be affected by decreases in GM’s business or market share. For these reasons, we cannot provide any assurance as to the amount of our future business with GM. While we intend to continue to focus on retaining and winning GM’s business, we cannot assure you that we will succeed in doing so. To the extent that we do not maintain our existing level of business with GM, we will need to attract new customers or our results of operations and financial condition will be adversely affected. We cannot assure you that we will be successful in expanding our existing customer base.

Continued depreciation in the value of the securities held by our employee benefit plans and other factors, such as interest rates, could materially increase our pension and other postretirement benefit expense and underfunding levels.

      We sponsor defined benefit pension plans covering certain hourly and salaried employees in the United States. At December 31, 2002, the projected benefit obligation exceeded the market value of plan assets by $4.1 billion, compared to $2.4 billion at December 31, 2001. The increase in the underfunded status of our plans was primarily due to a 50 basis point decline in the discount rate used to value the liabilities and the impact of the unfavorable asset return environment. Despite the underfunded status of the plans, we are not required by employee benefit and tax laws to make contributions prior to 2004. We contributed $600 million to our U.S. pension plans during the first half of 2003. Even with these contributions, however, continued declines in interest rates or the market values of the securities held by the plans, or certain other changes, could materially increase their underfunded status and affect the level and timing of required contributions in 2004 and beyond. An increase in the underfunded status of the plans could materially increase pension expense, reduce profitability and adversely affect our access to capital. In addition, we maintain other postretirement benefit plans that are not funded. At December 31, 2002 and 2001, the other postretirement benefit obligations on our balance sheet were $5.5 billion and $5.0 billion, respectively. See our 2002 Form 10-K and Form 10-Q for the quarter ended June 30, 2003 for a further discussion of pension and other postretirement benefit matters.

We may incur material losses and costs as a result of product liability and warranty claims that may be brought against us.

      We face an inherent business risk of exposure to warranty and product liability claims in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury and/or property damage. In addition, if any Delphi-designed products are or are alleged to be defective, we may be required to participate in a recall of such products. As suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contributions when faced with product liability claims or recalls. In addition, vehicle manufacturers, who have traditionally borne the cost associated with warranty programs offered on their vehicles, are increasingly requiring suppliers to guarantee or warrant their products and may seek to hold us responsible for some or all of the costs related to the repair and replacement of parts supplied by us to the vehicle manufacturer. In particular, GM continues to assert pre-separation warranty claims that we are challenging. A successful warranty claim or product liability claim against us in excess of our available insurance coverage or established warranty reserves or a requirement that we participate in a product recall may have a material adverse effect on our business. We establish warranty reserves for products sold using management estimates of the amount that will eventually be required to settle such obligations, which estimates are based on several factors including past experience, production changes, industry developments and various other considerations. Although we regularly evaluate the appropriateness of these reserves and make adjustments when appropriate consistent with generally accepted accounting principles, the final amounts determined to be due related to warranty matters could differ materially from management’s estimates.

Restrictions in several of our labor agreements could limit our ability to pursue restructuring initiatives. Labor strikes, work stoppages or similar difficulties could significantly disrupt our operations.

      Approximately 143,000, or 91%, of all hourly employees in our operations are represented by unions and are covered by collective bargaining agreements. Several of the agreements restrict our ability to close plants, restructure operations and take other steps to make our business more efficient. In addition, two of our national labor agreements, covering over 41,000 employees, expire in 2003. The negotiation of these and other new collective bargaining agreements with labor groups in the future could result in higher labor costs and more restrictive work rules than those currently in effect. A work stoppage could occur as a result of certain types of disputes under existing collective bargaining agreements or in connection with the negotiation of the new collective bargaining agreements. A work stoppage could adversely affect our business and disrupt our operations. Work stoppages at key suppliers could have similar consequences if alternative sources are not readily available.

Disruptions in the supply of materials can adversely affect our profitability.

      We use a broad range of materials and supplies, including metals, castings, chemicals and electronic components in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins.

USE OF PROCEEDS

      We estimate that the net proceeds from the offering, after deducting the underwriting discount and expenses of the offering, will be approximately $                    . We intend to use such proceeds for general corporate purposes, including the repayment of short-term borrowings used for working capital that have an average interest rate of 2 1/4%.

CAPITALIZATION

      Set forth below is the historical capitalization of our company on a consolidated basis at June 30, 2003 and as adjusted to give effect for the offering of the Notes pursuant to this prospectus supplement and for the reduction of a portion of our short-term borrowings with the net proceeds of the offering. You should read the information set forth below in conjunction with “Selected Financial Data” which appears elsewhere in this prospectus supplement and our consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus supplement and the related prospectus.

	June 30, 2003

	Actual	As Adjusted

	(unaudited)
	(in millions)
Debt:
Notes payable and current portion of long-term debt	$1,096	$
Long-term debt	1,533
Notes offered hereby	—

Total debt	2,629

Stockholders’ Equity:
Common stock, $0.01 par value, 1,350 million shares authorized and 565 million shares issued and outstanding	6		6
Additional paid-in capital	2,462		2,462
Retained earnings	1,666		1,666
Minimum pension liability	(2,098)		(2,098)
Accumulated other comprehensive loss, excluding pension liability	(307)		(307)
Treasury stock, at cost, 4.7 million shares	(76)		(76)

Total equity	1,653		1,653

Total capitalization	$4,282	$

SELECTED FINANCIAL DATA

      The following selected financial data reflects our results of operations and cash flows. Selected financial data for 1998 reflects the historical results of operations and cash flows of the businesses that were considered part of the Delphi business sector of GM at that time and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during that year. The historical consolidated statement of income data for 1998 does not reflect many significant changes that have occurred in our operations and funding as a result of our separation from GM and our initial public offering. The historical consolidated balance sheet data in 1998 reflects the assets and liabilities transferred to us in accordance with the terms of the agreement governing our separation from GM. The selected financial data should be read in conjunction with, and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our 2002 Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited consolidated financial statements and notes thereto included in our Form 10-Q for the quarter ended June 30, 2003, which are incorporated by reference in this prospectus supplement and the related prospectus. The financial information presented may not be indicative of our future performance.

	Six Months
	Ended	Year Ended December 31,
	June 30,
	2003	2002	2001	2000	1999	1998

	(in millions, except per share amounts)
Statement of Income Data:(1)
Net sales	$14,276	$27,427	$26,088	$29,139	$29,192		$28,479
Operating expenses:
Cost of sales, excluding items listed below	12,552	24,014	23,216	24,744	25,035		26,135
Selling, general and administrative	811	1,510	1,470	1,715	1,619		1,463
Depreciation and amortization(2)	513	988	1,150	936	856		1,102
Restructuring	—	225	536	—	—		—
Acquisition-related in-process research and development	—	—	—	51	—		—

Operating income (loss)	400	690	(284)	1,693	1,682		(221)
Interest expense	(90)	(191)	(222)	(183)	(132)		(277)
Other income (expense), net	4	32	(22)	157	171		232

Income (loss) before income taxes	314	531	(528)	1,667	1,721		(266)
Income tax expense (benefit)	99	188	(158)	605	638		(173)

Net income (loss)	$215	$343	$(370)	$1,062	$1,083		$(93)

Basic earnings (loss) per share	$0.38	$0.61	$(0.66)	$1.89	$1.96		$(0.20)

Diluted earnings (loss) per share	$0.38	$0.61	$(0.66)	$1.88	$1.95		$(0.20)

Cash dividends declared per share(3)	$0.14	$0.28	$0.28	$0.28	$0.21	$	N/A

Ratio of earnings to fixed charges(4)	3.5	3.0	N/A	7.9	10.6		N/A

Statement of Cash Flows Data:
Cash provided by (used in) operating activities(5)	$375	$2,073	$1,360	$268	$(1,214)		$849
Cash used in investing activities	(439)	(981)	(1,353)	(2,054)	(1,055)		(1,216)
Cash (used in) provided by financing activities	(249)	(791)	13	1,094	2,878		384
Other Financial Data:
EBITDA(6)	$907	$1,689	$811	$2,739	$2,613		$1,056
Balance Sheet Data:
Total assets	$19,630	$19,316	$18,602	$18,521	$18,350		$15,506
Total debt	2,629	2,766	3,353	3,182	1,757		3,500
Stockholders’ equity	1,653	1,279	2,312	3,766	3,200		9

(1)	We became a separate company in 1999. The data for 1998 represent results when we were an operating sector within GM.

(2)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and no longer amortize purchased goodwill.

(3)	Because we became a public company on February 5, 1999, dividend data for 1998 is not applicable. Due to the timing of our separation from GM, only three quarters of dividends were paid in 1999.

(4)	Fixed charges exceeded earnings by $561 million and $320 million for the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one.

(5)	In 2002, cash provided by operating activities includes the sale of accounts receivable of approximately $639 million, primarily in the United States. Excluding these transactions, on a comparable basis with prior years, cash provided by operating activities would have been $1,434 million.

(6)	“EBITDA” is defined as earnings before provision for interest expense and interest income, income taxes, depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

      The following is the calculation of EBITDA:

	Six Months
	Ended	Year Ended December 31,
	June 30,
	2003	2002	2001	2000	1999	1998

	(in millions)
Net income	$215	$343	$(370)	$1,062	$1,083	$(93)
Interest expense	90	191	222	183	132	277
Interest income, included in Other income (expense), net	(10)	(21)	(33)	(47)	(96)	(57)
Income taxes	99	188	(158)	605	638	(173)
Depreciation and amortization	513	988	1,150	936	856	1,102

EBITDA	$907	$1,689	$811	$2,739	$2,613	$1,056

      The following is the reconciliation of cash provided by (used in) operating activities to EBITDA:

	Six Months
	Ended	Year Ended December 31,
	June 30,
	2003	2002	2001	2000	1999	1998

	(in millions)
Cash provided by (used in) operating activities	$375	$2,073	$1,360	$268	$(1,214)	$849
Interest expense	90	191	222	183	132	277
Interest income	(10)	(21)	(33)	(47)	(96)	(57)
Income taxes net of change in deferred income taxes	84	152	198	199	693	(296)
Restructuring, venture impairments, and acquisition-related in-process research and development	—	(225)	(610)	(51)	—	—
Net changes in operating assets and liabilities	368	(481)	(326)	2,187	3,098	283

EBITDA	$907	$1,689	$811	$2,739	$2,613	$1,056

DESCRIPTION OF THE NOTES

      Information in this section should be read in conjunction with the statements under “Description of Debt Securities” in the related prospectus.

General

      The Notes are in the aggregate principal amount of $                    , mature on                     and bear interest at           % per annum.

The Notes:

•	will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000.

•	will be issued pursuant to an Indenture dated April 28, 1999, between Delphi and Bank One Trust Company, N.A., as trustee (the “Trustee”).

•	are redeemable before maturity at the option of Delphi, in whole or in part, at the redemption price set forth herein plus accrued and unpaid interest, and are redeemable in whole, but not in part, at 100% of the principal amount plus accrued and unpaid interest on the Notes in the event of certain changes relating to United States taxation.

•	are not subject to any sinking fund.

•	will be represented by one or more global certificates in fully registered form. Except in certain limited circumstances, the Notes will not be issued in definitive form. If the Notes are issued in definitive form, they will be issued in registered form, and payments of principal and interest will be made according to alternative arrangements.

•	will be listed and traded in accordance with the rules of the Luxembourg Stock Exchange, if Delphi’s application for listing to the Luxembourg Stock Exchange is approved.

•	represent unsecured and unsubordinated debt.

•	will be repaid at par at maturity.

•	will rank equally with Delphi’s other unsecured and unsubordinated debt.

•	Interest:

•	is payable on and of each year, payable to the persons in whose names the Notes are registered at the close of business on and , as the case may be, prior to the payment date.

•	will be calculated on the basis of a 360-day year of twelve 30-day months.

•	payments begin on and interest will begin to accrue from .

      We will deliver to the Trustee, annually, an officers’ certificate as to the existence or absence of defaults under the Indenture. We may, without the consent of the holders of the Notes, issue additional securities having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional securities, together with the related series of Notes, will consist of a single series of securities under the Indenture on the same terms and conditions and with the same CUSIP number(s).

Optional Redemption

      The Notes may be redeemed in whole at any time or in part from time to time, at the option of Delphi at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on Notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus            basis points plus accrued and unpaid interest on the principal amount being redeemed at the redemption date. For the avoidance of doubt, any calculation of the remaining scheduled payments of principal and interest pursuant to clause (2) of the preceding sentence shall not include interest accrued as of the applicable redemption date.

      “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

      “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

      “Independent Investment Banker” means either Barclays Capital Inc. or Citigroup Global Markets Inc., and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with Delphi.

      “Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means (1) Barclays Capital Inc. and Citigroup Global Markets Inc., and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), Delphi will substitute for such underwriter another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with Delphi.

      “The Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

      Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the Notes are to be redeemed, the Trustee will select, not more than 60 days before the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate.

Book-Entry, Delivery and Form

      The Notes will be issued in the form of one or more definitive global securities in registered form (each, a “Global Security”). The Global Securities will be deposited, until all obligations of Delphi with respect to the Notes are satisfied, with, or on behalf of, The Depository Trust Company (“DTC”) and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (the “DTC Participants”). Investors may elect to hold their interests in the Global Securities through either DTC or Clearstream Banking, société anonyme, (“Clearstream”) or Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”), either directly if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. JP Morgan Chase Bank will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Clearstream (in such capacities, the “U.S. Depositaries”). Beneficial interests in the Global Securities may be held in denominations of $1,000 and integral multiples thereof. The Global Securities may be transferred, as a whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      So long as DTC or its nominee is the registered owner of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Security for all purposes of the Notes. Owners of beneficial interests in Global Securities will not be entitled to have the Notes represented by such Global Securities registered in their names. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC, or its nominee, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Notes.

      DTC advises that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provision of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of securities. DTC Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to DTC Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

      Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions among Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

      Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

      Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions among Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank, S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems Public Limited Company (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policies for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator was created on December 31, 2000 and assumed responsibility for operations of Euroclear from Morgan Guaranty Trust Company. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

      Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

      Notes will not be issued in definitive form, except in very limited circumstances. If any of Euroclear, Clearstream or DTC notifies Delphi that it is unwilling or unable to continue as a clearing system in connection with the Global Securities or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by Delphi within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, Delphi will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Securities upon delivery of such Global Securities for cancellation. In the event definitive Notes are issued, the holders thereof will be able to receive payments on the Notes and effect transfers of the Notes at the offices of the Luxembourg paying agent and transfer agent. Delphi has appointed Dexia Banque Internationale à Luxembourg société anonyme as paying agent and transfer agent in Luxembourg with respect to the Notes in definitive form, and as long as the Notes are listed on the Luxembourg Stock Exchange, Delphi will maintain a paying agent and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See “— Notices.”

Global Clearance and Settlement Procedures

      Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such systems in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the U.S. Depositaries.

      Because of time-zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Payment of Additional Amounts

      Delphi will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by Delphi or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

(1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, partner, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

(d) being or having been a “10-percent shareholder” of Delphi as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or any successor section;

(2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, or otherwise with respect to the status of the holder or beneficial owner of such Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party or by any official interpretation or ruling promulgated pursuant to any of the foregoing as a precondition to exemption from, or reduction of, such tax, assessment or other governmental charge;

(4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by Delphi or a paying agent from the payment;

(5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of items (1), (2), (3), (4), (5), (6) or (7) above.

      The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “— Payment of Additional Amounts,” Delphi will not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

      As used under this heading “— Payment of Additional Amounts” and under the headings “— Redemption for Tax Reasons” and “United States Federal Income Tax Considerations,” the term “United States” means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. “United States person” means (1) any individual who is a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, (3) any estate the income of which is subject to United States federal income taxation regardless of its source or (4) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause (4), to the extent provided in the regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered United States persons. As used herein, the term “non-United States person” means a person who is not a United States person.

Redemption for Tax Reasons

      If (1) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, the official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the closing date, Delphi becomes or will become obligated to pay additional amounts as described herein under the heading “— Payment of Additional Amounts” or (2) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken with respect to Delphi or any affiliate, that results in a substantial probability that Delphi will or may be required to pay such additional amounts, then Delphi may, at its option, redeem, in whole, but not in part, each affected series of the Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the relevant Notes, together with interest accrued but unpaid thereon to the date fixed for redemption; provided that Delphi determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. Such a notice of redemption may not be given earlier than 90 days prior to the next scheduled interest payment date on which Delphi would be obliged to pay additional interest in respect of the Notes. No redemption pursuant to (2) above may be made unless Delphi shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading “— Payment of Additional Amounts” and Delphi shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Delphi is entitled to redeem the Notes pursuant to their terms.

Notices

      Notices to holders of the Notes will be published in certain authorized newspapers in the City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in the City of New York in the Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and transfer agent in Luxembourg and publish notice of any change in the Luxembourg paying agent and transfer agent.

Applicable Law

      The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain material United States federal income tax consequences to persons who acquire the Notes in this Offering. This summary is not a complete description of all tax consequences that may be relevant to owners of the Notes and, in particular, does not address tax considerations that may affect the treatment of subsequent purchasers of the Notes or certain taxpayers subject to special rules such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, private foundations, persons whose functional currency is not the United States dollar, U.S. expatriates, persons that will hold the Notes as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other risk reducing transaction, and investment companies. This summary assumes that the Notes are held as capital assets and addresses only persons who are investors in the Notes who purchased the Notes for cash at their initial offering price. In addition, no information is provided herein with respect to tax consequences under any foreign, state or local laws. Investors are advised to consult their own tax advisors for specific advice regarding their particular situation and all relevant tax matters, including taxes other than United States federal taxes.

      If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of Notes that is a partnership and partners in such partnership should consult their tax advisors.

      The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and Internal Revenue Service (the “IRS”) rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change at any time by legislative, judicial or administrative action. Any such change may be applied retroactively. The discussion does not consider the particular facts or circumstances of any particular owner of the Notes. We have not sought and will not seek any rulings from the IRS with respect to any of the matters discussed therein.

      THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Taxation of United States Persons

      Payments of Interest. Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received, in accordance with such person’s method of accounting for tax purposes. We expect that the Notes will not be issued with more than an a de minimis amount of original issue discount.

      Sale or Redemption of the Notes. Upon a sale or redemption of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale or redemption, and such person’s adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. A United States person’s adjusted tax basis in a Note generally will equal the cost of the Note to such person.

      In general, gain or loss realized on a sale or redemption of a Note will be capital gain. Such gain will be long-term capital gain if at the time of such sale or redemption, the Note has been held as a capital asset for more than 12 months. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than short-term capital gains or ordinary income for individual taxpayers. The excess of net long-term capital gain over net short-term capital losses of individual United States persons that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15%. The distinction between capital gain or loss and ordinary gain or loss is also relevant for other purposes, including, among other things, limitations on the deductibility of capital losses.

United States Taxation of Non-United States Persons

      Under United States federal tax law as of the date of this prospectus supplement, and subject to the discussion of backup withholding below:

(1) payments of principal and interest on any of the Notes that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

(x) (a) the beneficial owner (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Delphi entitled to vote, and (ii) is not a “controlled foreign corporation,” within the meaning of the Code, that is related to Delphi through stock ownership, and

(b) either (i) the beneficial owner certifies, under penalties of perjury, on IRS Form W-8BEN or W-8EXP or suitable substitute, that he is not a United States person and provides his name and address or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the securities certifies, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, if any such financial intermediary is a foreign intermediary that is not a “qualified” foreign intermediary (as defined in applicable Treasury regulations), furnishes the payor with a copy of such statement by the beneficial owner;

(y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the security or such owner’s agent provides an appropriate IRS Form W-8BEN claiming the exemption; or

(z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the security or such owner’s agent provides an appropriate IRS Form W-8ECI to that effect;

and further provided that in each such case, the IRS Form W-8BEN, W-8EXP, W-8ECI or suitable substitute is delivered pursuant to applicable procedures and is properly transmitted in a timely manner to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge or reason to know that the certification or any statement on the IRS Form is false;

(2) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale or redemption of a Note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of a non resident alien individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

(3) a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of the individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Delphi entitled to vote (within the meaning of the Code and the Treasury regulations) and the interest on the Note would not have been, if received at the time of death, effectively connected with a United States trade or business of the individual.

      Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a beneficial owner who is a non-United States person, although exempt from United States withholding tax, will be subject to United States income tax as if such interest were earned by a United States person.

      Treasury regulations also require, in the case of notes owned by the foreign partnership, that (1) the certification described above be provided by the partners rather than by the foreign partnership (unless the foreign partnership agrees to become a withholding foreign partnership) and (2) the partnership provides certain information. In addition, there are special rules applicable to intermediaries. A look-through rule applies in the case of tiered partnerships.

      Each holder of Notes who is a non-United States person should be aware that if he does not properly provide the required IRS Form, or if a required IRS Form (or, if permissible, a copy of such Form) is not properly transmitted to and received by the person otherwise required to withhold United States federal income tax, interest on the Notes may be subject to United States withholding tax at a 30% rate (or backup withholding, as discussed below) and the holder (including the beneficial owner) will not be entitled to any additional amounts from Delphi described above under the heading “Description of the Notes — Payment of Additional Amounts” with respect to such withholding tax. Such withholding tax, however, may in certain circumstances be allowed as a refund or as a credit against the Note owner’s United States federal income tax.

Backup Withholding and Information Reporting

      In general, information reporting requirements will apply to payments of principal and interest made on any of the Notes and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and “backup withholding” will apply to such payments or proceeds if the holder fails to provide an accurate taxpayer identification number in the manner required on IRS Form W-9 or is informed by the IRS that it failed to report all interest and dividends required to be shown on his federal income tax returns. Backup withholding is not a separate tax, but is allowed as a refund or credit against the Note owner’s United States federal income taxes, provided the necessary information is furnished to the IRS.

      Backup withholding will not apply to payments made by Delphi or a paying agent on a Note to a non-United States person if the IRS Form or other certifications described in the preceding section have been provided under applicable procedures, provided that the payor does not have actual knowledge or reason to know that the certifications are incorrect. However, interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the IRS and furnished to such beneficial owner.

      Payments to a non-United States person of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, unless the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership (1) more than 50% of the capital or income of which is owned by one or more United States persons or (2) which engages in a United States trade or business. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the beneficial owner certifies on IRS Form W-8BEN, Form W-8EXP or a suitable substitute that he is a non-United States person and that he satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

UNDERWRITING

      Barclays Capital Inc. (“Barclays”), Citigroup Global Markets Inc. (“Citigroup”), and Banc of America Securities LLC (“Banc of America”) are acting as joint bookrunning managers of the offering. Barclays and Citigroup are acting as representatives of the underwriters named below.

      Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name:

Principal
Amount
of % Notes
Underwriter

Barclays Capital Inc.	$
Citigroup Global Markets Inc.
Banc of America Securities LLC
Credit Suisse First Boston LLC
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
UBS Securities LLC
Tokyo-Mitsubishi International plc
Deutsche Bank Securities Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
McDonald Investments Inc.
Ramirez & Co. Inc.
The Royal Bank of Scotland plc

Total	$

      The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

      The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed           % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow a concession not to exceed           %. After the initial public offering of the Notes to the public, the underwriters may change the public offering prices and concessions.

      Each underwriter has represented and agreed that:

•	it has not offered or sold, and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the Notes included in this offering in, from or otherwise involving the United Kingdom; and

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us.

•	the Notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan and it has not offered and sold and will not offer or sell, directly or indirectly, the Notes in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

•	the offer in The Netherlands of the Notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

      Tokyo-Mitsubishi International plc will not make any offers or sales of the Notes in the United States.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Delphi

Per Note		%

      In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that our total expenses for this offering will be $                    .

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

      We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments which the underwriters may be required to make because of any of those liabilities.

WHERE YOU CAN FIND INFORMATION

      The SEC allows us to “incorporate by reference” the information filed with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement,

•	we can disclose important information to you by referring you to those documents, and

•	later information that we file with the SEC will automatically update and supercede this incorporated information.

      For a description of where you can find information about the documents incorporated by reference and other information on Delphi, see page 1 of the related prospectus. Included in the documents incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003; and

•	Current Reports on Form 8-K dated January 17, 2003; May 9, 2003; May 23, 2003; and June 12, 2003.

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement until this offering is completed:

•	any reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any reports filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

      You should rely only on information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that this information appearing in this prospectus supplement is accurate as of the date on the front of the documents. Our business, financial conditions, results of operations and other information may have changed since that date.

      You may obtain a copy of these filings at no cost, by writing or telephoning us at 5725 Delphi Drive, Troy, Michigan 48098, telephone 248-813-2000, attention: Investor Relations. You may also obtain some of the documents incorporated by reference into this prospectus at Delphi’s website at www.delphi.com, which is, and is intended to be, an inactive textual reference only and not an active hyperlink to its website. The information contained on Delphi’s website is not, and is not intended to be, part of this prospectus and is not incorporated by reference into this prospectus.

LISTING AND GENERAL INFORMATION

      We have applied to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, Delphi’s Amended and Restated Certificate of Incorporation and Bylaws and a legal notice relating to the issuance of the Notes will be deposited prior to listing with the Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the related prospectus, the Indenture and Delphi’s current Annual and Quarterly Reports, as well as all future Annual Reports and Quarterly Reports, so long as any of the Notes are outstanding, will be made available for inspection during normal business hours at the main office of Dexia Banque Internationale à Luxembourg société anonyme in Luxembourg. Dexia Banque Internationale à Luxembourg société anonyme will act as intermediary between the Luxembourg Stock Exchange and Delphi and the holders of the Notes. In addition, copies of the Annual Reports and Quarterly Reports of Delphi and all other documents incorporated by reference in this prospectus supplement and the related prospectus may be obtained free of charge at such office.

      Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of Delphi since June 30, 2003.

      Other than as disclosed or contemplated in the documents incorporated herein by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes under this prospectus supplement.

      Delphi accepts responsibility for the information contained in relation to Delphi and the provisions of the Notes in this prospectus supplement and the related prospectus.

      Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of Delphi on July 16, 2003 and by the Debt Finance Committee of such Board on July      , 2003.

      The Notes have been assigned Euroclear, Clearstream, and Luxembourg Common Code No.                       , International Security Identification No. (ISIN)                  and CUSIP No.             .

LEGAL MATTERS

      The legality of the Notes, as well as certain other legal matters, will be passed upon for Delphi by Shearman & Sterling LLP. Cleary, Gottlieb, Steen & Hamilton will act as counsel for the underwriters.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from Delphi Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

Delphi Corporation

    % Notes due

PROSPECTUS SUPPLEMENT
                                        , 2003

Joint Bookrunners

Barclays Capital

Citigroup

Banc of America Securities LLC

Credit Suisse First Boston	JPMorgan

Morgan Stanley	UBS Investment Bank

Tokyo-Mitsubishi International plc	BNP PARIBAS	Deutsche Bank Securities
HSBC	McDonald Investments Inc.	Ramirez & Co., Inc.
a KeyCorp Company
The Royal Bank of Scotland

PROSPECTUS

$2,000,000,000

DELPHI CORPORATION

5725 Delphi Drive
Troy, Michigan 48098
(248) 813-2000

Delphi Corporation
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Equity Units
Delphi Trust
Trust Preferred Securities
Fully and unconditionally guaranteed,
as described in this prospectus, by
Delphi Corporation

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. This means we may sell any of the securities listed above from time to time. This prospectus contains a general description of the securities we may offer. Each time we issue the securities we will provide a prospectus supplement containing specific information about the terms of that issuance and which also may add, update or change information contained in this prospectus.

     The aggregate of the offering prices of the securities covered by this prospectus will not exceed $2,000,000,000.

     Our common stock is listed on the New York Stock Exchange under the symbol “DPH.” Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on the New York Stock Exchange or any securities exchange of the other securities covered by the prospectus supplement.

     The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

     SEE “RISK FACTORS” ON PAGE 4 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 16, 2002.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy these reports and other information at the public reference room of the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov. You may also inspect our filings with the SEC at the New York Stock Exchange, the exchange on which our common stock is listed, at 20 Broad Street, 7th Floor, New York, New York 10005.

      We maintain a website at www.delphi.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

      We have filed a registration statement on Form S-3 with the SEC covering the securities described in this prospectus. For further information with respect to us and those securities, you should refer to our registration statement and its exhibits. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or website. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of each document. Copies of these documents will be filed as exhibits to or incorporated by reference in our registration statement.

      The indentures pursuant to which the debt securities will be issued require us to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Quarterly and annual reports will be made available upon request of holders of the debt securities, which annual reports will contain financial information that has been audited and reported upon by, with an opinion expressed by, an independent public accountant. Quarterly reports include unaudited financial information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2001;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2002;

•	Current Reports on Form 8-K dated January 17, 2002; March 15, 2002; July 24, 2002; October 17, 2002; and October 22, 2002; and

•	The description of our capital stock contained in our Registration Statement on Form 8-A dated June 21, 1999, filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

      You may obtain a copy of these filings at no cost, by writing or telephoning us at 5725 Delphi Drive, Troy, Michigan 48098, telephone 248-813-2000, attention: Investor Relations.

      You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

      In this prospectus, the words “Delphi,” “we,” “us,” and “our” each refer to Delphi Corporation, a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, any prospectus supplement and the documents incorporated by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, and other matters. Statements in this prospectus, or any prospectus supplement, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words, such as “expects,” “anticipates,” “intends,” “plans,” “believes, “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” or “may.”

      Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors and other factors are discussed in our public filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001. Many of these risks and uncertainties may be described with particularity in the applicable prospectus supplement. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

DELPHI CORPORATION

      Overview. Delphi Corporation (“Delphi”) is a leading global supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronics technology. We have extensive technical expertise in a broad range of product lines and strong systems integration skills, which enable us to provide comprehensive, systems-based solutions to vehicle manufacturers (“VMs”). We have established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world. We operate our business along three major product sectors, which work closely together to coordinate product development and marketing efforts. Our three product sectors are:

•	Electronics & Mobile Communication, which includes our automotive electronics and audio and communication systems;

•	Safety, Thermal & Electrical Architecture, which includes our safety and interior systems, thermal systems and electrical power signal distribution products; and

•	Dynamics & Propulsion, which includes our engine and emission management systems, energy systems, and vehicle dynamic systems, such as braking, steering and ride control.

      Our Annual Report on Form 10-K for the year ended December 31, 2001 and the consolidated financial statements and notes thereto included therein, which is incorporated by reference into this prospectus contains additional product sector and geographical information.

      Beginning with the third quarter of 2002 we expanded our offerings in consumer electronics and are now selling Satellite Digital Audio Receivers, rear seat entertainment and MP-3 music playback capability to retailers. Delphi also supplies products which support the replacement parts market with comprehensive service and diagnostic solutions for the installer.

      We are increasingly selling our products to non-VM customers, and believe there are additional non-VM markets in which our extensive product portfolio and engineering capability could be applied and profitably sold. The possibility of growth in non-VM markets, which include: medical, electronics, computer, telecommunications, military, aerospace, home appliances, agriculture, watercraft and construction, is fueled by our ability to leverage existing automotive technologies. We will continue to look for opportunities to use our core competencies beyond the automotive industry.

      History. Delphi was incorporated in Delaware in late 1998, as a wholly owned subsidiary of General Motors Corporation (“GM”). Prior to January 1, 1999, GM conducted the business through various divisions and subsidiaries. Effective January 1, 1999, the assets and liabilities of the Delphi business sector were transferred to Delphi and its subsidiaries in accordance with the terms of a Master Separation Agreement to which Delphi and GM are parties. We became an independent company during 1999 in two stages, the first of which involved an initial public offering on February 5, 1999, and the second of which involved the distribution of Delphi’s remaining shares owned by GM on May 28, 1999.

THE TRUST

      We formed Delphi Trust, a Delaware statutory trust, to raise capital for us by:

•	issuing trust preferred securities under this prospectus; and

•	investing the proceeds from the sale of the trust preferred securities in our junior subordinated notes.

      The trust will use the payments it receives on the junior subordinated notes to make cash payments to the holders of the trust preferred securities.

      We will own all of the common securities of the trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of the trust’s total capitalization. The common securities will have terms substantially identical to, and generally will rank equal in priority of payment with, the trust preferred securities. If we default on the corresponding junior subordinated notes, then distributions on the common securities will be subordinate to the trust preferred securities in priority of payment.

      As holders of the common securities, we (except in certain circumstances) will have the power to:

•	appoint the trustees of the trust;

•	replace or remove any of the trustees; and

•	increase or decrease the number of trustees.

      The trustees we appoint will conduct the business and affairs of the trust. The amended trust agreement for the trust, substantially in the form filed as an exhibit to or incorporated by reference in the registration statement, will be effective when securities of the trust are initially issued. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of the trust is a financial institution that will not be our affiliate and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. Unless the property trustee maintains a principal place of business in the State of Delaware and meets other requirements of applicable law, one trustee of the trust will have its principal place of business or reside in the State of Delaware.

      We will fully and unconditionally guarantee the trust preferred securities to the extent described under “Description of Guarantee.”

      The trust has no separate financial statements. Separate financial statements would not be material to holders of the trust preferred securities because the trust has no independent operations. The trust will not file annual, quarterly or special reports with the SEC.

      The principal executive office of the trust is c/o Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098 and the telephone number is (248) 813-2000.

RISK FACTORS

      You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement before making an investment decision. The risks and uncertainties described in the applicable prospectus supplement are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial may also adversely affect us.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including the repayment of existing indebtedness and satisfaction of corporate obligations.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges were 7.9, 10.6 and 1.7 for the years ended December 31, 2000, 1999 and 1997, respectively. Fixed charges exceeded earnings by $381 million, $561 million and $320 million for the nine months ended September 30, 2001 and the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one. During the nine months ended September 30, 2002, our ratio of earnings to fixed charges was 2.7.

      Our ratio of earnings to fixed charges for each of the periods indicated has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. Earnings have been adjusted to exclude equity earnings of non-consolidated affiliates and include cash dividends received from non-consolidated affiliates. This ratio includes the earnings and fixed charges of the company and its consolidated subsidiaries. Fixed charges primarily include interest expense and amortization of debt expense.

DESCRIPTION OF DEBT SECURITIES

      The following description of the debt securities sets forth the general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities, will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

      The debt securities will be our general obligations. In the event that any series of debt securities will be subordinated to other securities that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. It is expected that debt securities will be issued under one or more indentures between us and Bank One, National Association. Senior debt securities will be issued under a first supplemental indenture to the indenture between us and Bank One, National Association, formerly known as The First National Bank of Chicago, dated April 28, 1999 (the indenture as supplemented the “senior indenture”). Subordinated debt securities will be issued under a “subordinated indenture” between us and Bank One, National Association. Together the senior indenture and the subordinated indenture are called the “indentures.”

      We have summarized selected provisions of the indentures below. The form of senior indenture and subordinated indenture have been filed as exhibits to the registration statement filed with the SEC and you should read the indentures for provisions that may be important to you. Accordingly, the following summary is qualified in its entirety by reference to the provisions of the indentures.

General

      The indentures do not limit the aggregate principal amount of debt securities which may be issued under the indentures and provide that debt securities may be issued from time to time in one or more series. The indentures do not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which may be issued by us or our subsidiaries.

      Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations. The senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of ours. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all senior indebtedness including our senior debt securities as described below under “— Subordination” and in the applicable prospectus supplement.

      The debt securities may be issued in fully registered form without coupons (“registered securities”) or in bearer form with or without coupons (“bearer securities”) or in the form of one or more global securities (each a “Global Security”). Registered securities that are book-entry securities will be issued as registered Global Securities. Bearer securities may be issued in the form of temporary or definitive Global Securities. Unless otherwise provided in the prospectus supplement, the debt securities will be only registered securities. The debt securities will be issued, unless otherwise provided in the prospectus supplement, in denominations of $1,000 or an integral multiple thereof for registered securities, and in denominations of $5,000 or an integral multiple thereof for bearer securities.

      The prospectus supplement relating to the particular debt securities offered thereby will describe the terms of such securities. Those terms will include some or all of the following:

(1)	the designation of the debt securities being offered;

(2)	whether such debt securities are senior debt securities or subordinated debt securities;

(3)	the authorized denominations if other than $1,000 (or integrals of $1,000) for registered debt securities and if other than $5,000 for unregistered securities, and any limit on the aggregate principal amount of such debt securities;

(4)	any limit on the aggregate principal amount of such debt securities;

(5)	the percentage of their principal amount at which such debt securities are issued;

(6)	the maturity date or dates of such debt securities (or the manner of determining the maturity date);

(7)	the annual interest rate or rates, if any, which may be fixed or variable; and the manner of calculating any variable interest rate;

(8)	the date or dates from which interest, if any, will accrue (or the method of determining such date or dates), and the interest payment dates and their associated record dates;

(9)	whether we may redeem such debt securities and, if so, the redemption date or dates; redemption price or prices, and other applicable terms of redemption;

(10)	the obligation, if any, of ours to redeem, purchase or repay such debt securities pursuant to any mandatory or optional sinking fund or analogous provisions or at the option of the holder thereof;

(11)	provisions for the defeasance of such debt securities;

(12)	the form in which we will issue debt securities (registered or bearer), any restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in either form;

(13)	whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a United States person (as defined in the prospectus supplement) in respect of specified taxes, assessments or other governmental charges withheld or deducted, and if so, whether we have the option to redeem the affected debt securities rather than pay such additional amounts;

(14)	the terms, if any, upon which such debt securities of the series may be convertible into or exchanged for our common stock and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion price and the date on which the right to convert expires;

(15)	if other than U.S. dollars, the currency or currencies for which such debt securities may be purchased and the currency in which the principal of, premium, if any, and interest, if any, on such debt securities is payable;

(16)	any exchanges on which such debt securities are listed;

(17)	whether such debt securities are to be issued in book-entry form and, if so, the identity of the depositary for such book-entry debt securities;

(18)	the place or places where the principal of, premium, if any, interest, if any, and certain additional amounts required in respect of taxes owed to holders of debt securities, if any, on such debt securities is payable;

(19)	if the amount of principal of and interest on such debt securities may be determined with reference to an index based on a currency other than that in which such debt securities are denominated, the manner of determining such amounts;

(20)	the portion of the principal amount (if other than the principal amount) of the debt securities payable upon declaration of acceleration of their maturity date;

(21)	the form and terms of any certificates, documents or conditions required for the issuance of debt securities in definitive form;

(22)	any trustees, depositories, authenticating or paying agents, transfer agents, registrars or any other agents with respect to such debt securities; and

(23)	any other specific terms of such debt securities, including any additional covenants and any terms of such debt securities, including any additional covenants and any terms that may be required or advisable under applicable laws or regulations.

      No service charge will be made for any transfer or exchange of the debt securities except for any tax or other governmental charge. The prospectus supplement for any debt securities issued above par or with an original issue discount will state any applicable material federal income tax consequences and other special considerations.

Subordination

      We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our senior indebtedness. The term “senior indebtedness” is defined in the subordinated indenture to mean any obligation of ours to our creditors whether now outstanding or subsequently incurred other than (i) where it is expressly provided in the instrument creating or evidencing the same that such obligation is not superior in right of payment to the subordinated debt securities, (ii) subordinated debt securities, and (iii) obligations that are expressly stated as not to be senior indebtedness in the terms of the subordinated debt securities.

      Upon any payment or distribution of assets of ours to creditors resulting from any liquidation, dissolution, winding up or reorganization of, or any insolvency proceedings involving, us, or any assignment by us for the benefit of creditors or any other marshaling of the assets of ours, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the subordinated debt securities.

      Upon the happening and during the continuance of a default on any senior indebtedness (other than a default described in clause (i) and (ii) below) that occurs and is continuing that permits the holders of such senior indebtedness to accelerate its maturity, and following receipt by us and the trustee of the notice provided for by the subordinated indenture, no payment may be made on the subordinated debt securities, unless such default is cured or waived. No payment of principal of, premium, if any, or interest on the subordinated debt securities may be made (i) if any senior indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist or (ii) if the maturity of any senior indebtedness has been accelerated because of a default.

      In the event that notwithstanding any of the foregoing prohibitions and except as provided in the subordinated indenture, the trustee or the holders of the subordinated debt securities receive any payment or distribution on account of or in respect of the subordinated debt securities, such payment or distribution will be paid over and delivered to the holders of senior indebtedness, or, in the case of a bankruptcy, insolvency or similar proceeding of ours, to the trustee, receiver or other person making payment or distribution of our assets.

      By reason of the subordination, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, than holders of the subordinated debt securities. Such subordination will not prevent the occurrence of an event of default under the subordinated indenture.

      The subordinated indenture does not limit or restrict our ability to incur additional senior indebtedness, but certain of our other debt instruments contain such limitations.

Covenants Applicable Solely to Senior Debt Securities

      In this section we describe the principal covenants that will apply to the senior debt securities under the senior indenture unless otherwise indicated in the applicable prospectus supplement. We make use of several defined terms; the associated definitions are located at the end of this section.

      Limitation on Liens. For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Domestic Manufacturing Property of ours or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the senior debt securities (together with, if we shall so determine, any other indebtedness of us or such Manufacturing Subsidiary ranking equally with the senior debt securities and then existing or thereafter created) shall be secured equally and ratably with such Debt.

      The foregoing restriction does not, however, apply if the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of ours and our Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (1) through (5) of the immediately following paragraph, does not at the time exceed 15% of the Consolidated Net Tangible Assets, as shown on our audited consolidated financial statements for the most recently completed fiscal year.

      In addition, the limitation on liens described above does not apply to Debt secured by:

(1)	Mortgages on property, shares of stock or indebtedness of any entity existing at the time (a) that such entity becomes a Manufacturing Subsidiary or (b) of a sale, lease or other disposition of all or substantially all of the properties of the entity to us or a Manufacturing Subsidiary;

(2)	Mortgages on property existing at the time of acquisition of such property by us or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by us or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to us or a Manufacturing Subsidiary of improvements to such acquired property;

(3)	Mortgages securing Debt of a Manufacturing Subsidiary owing to us or to another Subsidiary;

(4)	Mortgages on property of ours or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, in connection with financing arrangements between us or a Manufacturing Subsidiary and any of the foregoing governmental bodies or agencies, to the extent that Mortgages are required by the governmental programs under which those financing arrangements are made, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or

(5)	Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (1) to (4) so long as the principal amount of Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and the extension, renewal or replacement is limited to all or a part of the property (including improvements) that secured the Mortgage being extended, renewed or replaced.

      Limitation on Sales and Lease-Backs. For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, enter into any arrangement with any person in which we or any Manufacturing Subsidiary leases from such person any Domestic Manufacturing Property owned by us or any Manufacturing Subsidiary on the date that the senior debt securities are originally issued (except for temporary leases for a term of not more than three years and except for leases between us and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by us or such Manufacturing Subsidiary to such person, unless either:

•	we or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the senior debt securities; provided, however, that from and after the date on which such arrangement becomes effective, the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (1) through (5) above); or

•	we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such arrangement, of Debt of ours or any Manufacturing Subsidiary (other than Debt owned by us or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

      Definitions Applicable to Covenants. The following definitions will apply to the covenants summarized above:

(1)	“Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of Delphi), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

(2)	“Consolidated Net Tangible Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of ours and our consolidated Subsidiaries less (i) all current liabilities and (ii) goodwill, trade names, patents, unamortized debt discount, organization expenses and other like intangibles of ours and our consolidated Subsidiaries.

(3)	“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

(4)	“Domestic Manufacturing Property” means any manufacturing plant or facility owned by us or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of our board of directors, is of material importance to the total business conducted by us and our consolidated affiliates as an entity.

(5)	“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by a successor entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

(6)	“Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) that owns a Domestic Manufacturing Property and (C) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $1 billion as shown on our books as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include any Subsidiary that is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to us or others or that is principally engaged in financing our operations outside the continental United States of America.

(7)	“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

(8)	“Non-Recourse Debt” means all Debt which, in accordance with GAAP, is not required to be recognized on our consolidated balance sheet as a liability.

(9)	“Permitted Receivables Financings” means, at any date of determination, the aggregate amount of any Non-Recourse Debt outstanding on such date relating to securitizations or other similar off-balance sheet financings of accounts receivable of ours or any of its Subsidiaries.

(10)	“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, or by one or more Subsidiaries.

Absence of Restrictive Covenants

      We are not restricted by either of the indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose, except as described above under “— Covenants Applicable Solely to Senior Debt Securities”. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indentures do not contain provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

Merger and Consolidation

      Each indenture provides that we will not consolidate with or merge into any other corporation or transfer or sell or convey all or substantially all our assets to any person or entity unless:

•	the successor is a corporation organized under the laws of any domestic jurisdiction;

•	the successor, if other than us, assumes our obligations under such indenture and the debt securities issued thereunder;

•	immediately after giving effect to such transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default under the indentures, shall have occurred and be continuing; and

•	certain other conditions are met.

      Each indenture provides that, upon any consolidation, merger, sale or conveyance in accordance with the preceding paragraph and upon any such assumption by the successor entity, such successor entity shall be substituted for us with the same effect as if such successor entity had been named as us.

Satisfaction and Discharge

      Unless a prospectus supplement provides otherwise, we will be discharged from our obligations under the outstanding debt securities of a series upon satisfaction of the following conditions:

•	we have irrevocably deposited with the trustee either money, or obligations issued or guaranteed by the United States of America sufficient to pay and discharge the entire indebtedness of all the outstanding debt securities of such series, or fulfilling other terms and conditions of the satisfaction and discharge of the debt securities of the series;

•	we have paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series;

•	the trustee has received an officers’ certificate and opinion of legal counsel each stating that all conditions precedent have been complied with; and

•	the trustee has received an opinion of tax counsel confirming that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to discharge our obligations under the indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

      Upon such discharge, we will be deemed to have satisfied all the obligations under the indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series, and the rights of the holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of such series.

Modification of the Indenture

      Each indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding any additional events of default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in such indenture or making other provisions; provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.

      Each indenture contains provisions permitting us, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series then outstanding, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or modifying the rights of the holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

(1)	(a) change the fixed maturity of any debt securities, (b) reduce their principal amount or premium, if any, (c) reduce the rate or extend the time of payment of interest or any additional amounts payable on the debt securities, (d) reduce the amount due and payable upon acceleration of the maturity of the debt securities or the amount provable in bankruptcy or (e) make the principal of, or any interest, premium or additional amounts on, any debt security payable in a coin or currency different from that provided in the debt security,

(2)	impair the right to initiate suit for the enforcement of any such payment on or after the stated maturity of the debt securities, or

(3)	reduce the requirement, stated above, for the consent of the holders of the debt securities to any modification described above, or the percentage required for the consent of the holders to waive defaults, without the consent of the holder of each debt security so affected.

Events of Default

      An event of default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each indenture to be:

(1)	a default in the payment of principal of (and premium, if any, on) such series of debt securities, whether payable at maturity, by call for redemption, pursuant to any sinking fund or otherwise;

(2)	a default for 30 days in the payment when due of any interest on such series of debt securities;

(3)	a default for 90 days after a notice of default with respect to the performance of any other covenant or agreement applicable to the debt securities or contained in the indenture;

(4)	a default by us or any Significant Subsidiary in any payment of $25,000,000 or more of principal of or interest on any Debt or in the payment of $25,000,000 or more on account of any guarantee in respect of Debt, beyond any period of grace that the instrument or agreement under which such Debt or guarantee was created (for these purposes, the term “Significant Subsidiary” is defined as any Subsidiary of ours, that, at any time, has at least 5% of our consolidated revenues and our Subsidiaries at such time as reflected in our most recent annual audited consolidated financial statements. The terms “Debt” and “Subsidiary” are defined above under “— Covenants Applicable Solely to Senior Debt Securities”; and

(5)	certain events of bankruptcy, insolvency or reorganization.

      If an event of default described in items (1) through (4) above occurs with respect to any series, the trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding affected by the event of default may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all debt securities of the affected series to be due and payable.

      If any event of default described in item (5) above occurs, the trustee or the holders of at least 25% in aggregate principal amount of all the debt securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all outstanding debt securities not already due and payable to be due and payable.

      If the principal amount of debt securities has been declared due and payable, the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series (or of all the outstanding debt securities) may waive any event of default with respect to that series (or with respect to all outstanding debt securities) if:

•	we deposit with the trustee all required payments on the debt securities, plus certain fees, expenses, disbursements and advances of the trustee and

•	all defaults under the indenture have been remedied.

      Each indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of such series waive any past default under such indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such indenture which, under the terms of such indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of such series affected thereby.

      Each indenture contains provisions entitling the trustee thereunder, subject to the duty of the trustee during an event of default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under such indenture at the request of the holders of the debt securities of such series.

      Each indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of an event of default regarding the performance of any covenant of ours under such indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of such series.

      We will be required to furnish annually to each trustee a certificate as to compliance with all conditions and covenants under the indentures.

Notices

      Except as otherwise provided in each indenture, notices of meetings to holders of bearer securities will be given by publication at least once in a daily newspaper in the City of New York and London and in such other city or cities as may be specified in such bearer securities and will be mailed to such persons whose names and addresses were previously filed with the trustee under the applicable indenture, within the time prescribed for the giving of such notice. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security register.

Exchange, Registration and Transfer

      Registered securities (other than book-entry securities) of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. At the holder’s option, if debt securities of any series are issuable as both registered securities and bearer securities, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series may be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities with coupons appertaining thereto surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest due on such date will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

      Debt securities may be presented for exchange as provided above, and registered securities (other than book-entry securities) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the security registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in the prospectus supplement. No service charge will be charged for the transfer, but any tax or other governmental charge must be paid. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents (in addition to the security registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located in Europe. We may at any time designate additional transfer agents with respect to any series of debt securities.

      In the event of any redemption in part, we will not be required to:

•	register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption.

      For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see “— Global Securities”.

Payment and Paying Agents

      Unless otherwise provided in a prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on bearer securities will be payable in U.S. dollars, subject to any applicable laws and regulations, at the offices of such paying agents outside the United States as we may designate from time to time, and payment of interest on bearer securities with coupons appertaining thereto on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. Presentation of coupons for payment or other demands for payment of bearer securities must be made outside the United States, and no payment with respect to any bearer security will be made at any office or agency of ours in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on bearer securities will be made at the office of our paying agent in the City of New York, only if:

•	despite the appointment of paying agents outside the United States, payment of the full amount thereof at the offices of all such paying agents is illegal or effectively precluded by exchange controls or other similar restrictions,

•	such payment is then permitted by applicable laws, and

•	we would not suffer any fiscal or other sanction as a result of our appointing a paying agent in the City of New York.

      Unless otherwise provided in a prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on registered securities will be made in U.S. dollars at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register. Unless otherwise provided in a prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such interest.

      Unless otherwise provided in a prospectus supplement, the corporate trust office of the trustee will be designated as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities and the office of the trustee or its affiliate as our paying agent in the City of New York for payments with respect to debt securities (subject to the limitations described above in the case of bearer securities) that are issuable solely as bearer securities or as both registered securities and bearer securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities will be named in a prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain (1) a paying agent in the City of New York for payments with respect to any registered securities of the series (and for payments with respect to bearer securities of the series in the circumstances described above, but not otherwise), and (2) a paying agent in a place of payment located outside the United States where debt securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

      All moneys paid by us to a paying agent for the payment of principal of (and premium, if any) or interest, if any, on any debt security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such debt security or coupon will thereafter look only to us for payment thereof.

Global Securities

      The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States (a “U.S. Depositary”) or a common depositary located outside the United States (a “Common Depositary”) identified in the prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form, and in either temporary or definitive form.

      The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

Book-Entry Securities

      Unless otherwise specified in a prospectus supplement, debt securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of a Global Security in registered form, the U.S. Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.

      Payment of principal of (and premium, if any) and interest, if any, on debt securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such debt securities. Neither we, nor any trustee or paying agent, or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that the U.S. Depositary for debt securities of a series, upon receipt of any payment of principal of (and premium, if any) or interest on permanent Global Securities, will credit participants’ accounts on the date such payment is payable in accordance with their respective beneficial interests in the principal amount of such Global Securities as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants.

      Unless and until it is exchanged in whole for debt securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a U.S. Depositary for debt securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more Global Securities and, in such event, will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debt securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such debt securities registered in the name of the owner of such beneficial interest.

Temporary and Definitive Global Securities

      If so specified in a prospectus supplement, all or any portion of the debt securities of a series that are issuable as bearer securities initially will be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System (“Euro-clear”) and CEDEL S.A. (“CEDEL”) for credit to the respective accounts of the beneficial owners of such debt securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Security and described in a prospectus supplement, each such temporary Global Security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in a prospectus supplement, upon written certification (as described under “— Payment and Paying Agents”) of non-United States beneficial ownership. No bearer security delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States.

      Unless otherwise provided in a prospectus supplement, interest in respect of any portion of a temporary Global Security payable in respect of an interest payment date occurring prior to the issuance of definitive debt securities will be paid to each of Euro-clear and CEDEL with respect to the portion of the temporary Global Security held for its account upon delivery to the Trustee of a certificate of non-United States beneficial ownership signed by Euro-clear or CEDEL, as the case may be, in the form required by the applicable indenture dated no earlier than such Interest Payment Date.

      If any debt securities of a series are issuable in definitive global bearer form, a prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive Global Security may exchange such interests for debt securities of such series and of like tenor and principal amount in any authorized form and denomination. No bearer security delivered in exchange for a portion of a definitive Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. A Person having a beneficial interest in a definitive Global Security, except with respect to payment of principal of (and premium, if any) and interest, if any, on such definitive Global Security, will be treated as a holder of such principal amount of outstanding debt securities represented by such definitive Global Security as shall be specified in a written statement of the holder of such definitive Global Security or, in the case of a definitive Global Security in bearer form, of Euro-clear or CEDEL which is produced to the Trustee by such Person. Principal of (and premium, if any) and interest, if any, on a definitive Global Security will be payable in the manner described in a prospectus supplement.

      In connection with the sale of a bearer security during the “restricted period,” as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no bearer security (including a definitive bearer security in global form) shall be mailed or otherwise delivered to any location in the United States and a bearer security sold during the restricted period may be delivered only if the person entitled to receive such bearer security (including a definitive bearer security in global form) furnishes written certification (as described under “— Payment and Paying Agents”) of non-United States beneficial ownership. See “— Limitations on Issuance of Bearer Securities”.

Limitations on Issuance of Bearer Securities

      Generally, in compliance with United States federal tax laws and regulations, bearer securities may not be offered or sold during the restricted period (as defined under “— Global Securities — Temporary and Definitive Global Securities”) or delivered in connection with their sale during the restricted period in the United States or to United States persons (each as defined below) other than foreign branches of United States financial institutions that agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code or that purchase for resale during the restricted period only to non-United States persons outside the United States. Any underwriters, agents and dealers participating in the offering of debt securities must agree that they will not offer or sell any bearer securities in the United States or to United States persons (other than the financial institutions described above) or deliver bearer securities within the United States.

      Bearer securities and their interest coupons will bear a legend substantially to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”. The Code sections referred to in the legend provide that, with certain exceptions, a United States person holding a bearer security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange or redemption of such bearer security or coupon.

      As used in this prospectus, “United States person” means:

•	an individual citizen or resident of the United States,

•	a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States fiduciaries have the authority to control all substantial decisions, and the term “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions, the Commonwealth of Puerto Rico and other areas subject to its jurisdiction.

Title

      Title to any bearer securities and any coupons appertaining thereto will pass by delivery. We, the appropriate trustee and any agent of ours or such trustee may treat the bearer of any bearer security and the bearer of any coupon and the registered owner of any registered security (including registered securities in global registered form) as the absolute owner thereof (whether or not such debt security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Concerning the Trustees

      We have from time to time maintained deposits and conducted other business transactions with Bank One Corporation and its affiliated entities in the ordinary course of business. Bank One, National Association, an affiliate of Bank One Corporation, also serves as trustee under the indentures.

DESCRIPTION OF CAPITAL STOCK

      The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our Bylaws and applicable provisions of law. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our Certificate of Incorporation and Bylaws, which are incorporated by reference in the registration statement that we filed with the SEC. You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.

      Under our Certificate of Incorporation, the authorized capital stock of Delphi is 2,000,000,000 shares, of which 1,350,000,000 shares are common stock, par value $0.01 per share, and 650,000,000 shares are preferred stock, par value $0.10 per share. As of September 30, 2002, 558,405,980 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

      Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. There are no cumulative voting rights. Except as may be provided in connection with any preferred stock in a certificate of designation filed pursuant to the Delaware General Corporation Law (“DGCL”), or as may otherwise be required by law or the Certificate of Incorporation, the common stock will be the only capital stock of Delphi entitled to vote in the election of directors and on all other matters presented to the stockholders of Delphi; provided that holders of common stock, as such, are not entitled to vote on any matter that solely relates to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. See below under “— Certain Provisions of our Certificate of Incorporation and Bylaws” for additional discussion of common stock voting rights.

      Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon any liquidation, dissolution or winding up of Delphi, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

      The outstanding shares of our common stock are, and the shares of common stock being offered hereby will be, upon payment therefore, validly issued, fully paid and nonassessable. The common stock sold in any offering will not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

      See below under “— Shareholder Rights Plan” for a description of certain rights that are attached to the shares of our common stock.

Preferred Stock

      In this section we describe the general terms that will apply to preferred stock that we may offer by this prospectus in the future. When we issue a particular series, we will describe the specific terms of the series of preferred stock in a prospectus supplement. The description of provisions of our preferred stock included in any prospectus supplement may not be complete and is qualified in its entirety by reference to the description in our Certificate of Incorporation and our certificate of designation, which will describe the terms of the offered preferred stock and be filed with the SEC at the time of sale of that preferred stock. At that time, you should read our Certificate of Incorporation and any certificate of designation relating to each particular series of preferred stock for provisions that may be important to you.

      Under our Certificate of Incorporation, our board of directors is authorized to issue preferred stock in one or more series, each with such voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as they may fix or designate without any further vote or action by our stockholders. The Series A Junior Preferred Stock described below under “— Shareholder Rights Plan” is a series of preferred stock that has been authorized by our board.

      We will describe the specific terms of a series of preferred stock in a prospectus supplement, including some or all of the following:

(1)	the maximum number of shares of the series and their designations;

(2)	any annual dividend rate;

(3)	any dates that dividends begin to accrue or accumulate;

(4)	whether the dividends will be cumulative, and any dividend preference;

(5)	the price, terms and conditions of any redemption;

(6)	any liquidation preference;

(7)	whether the shares will be subject to, and the terms and provisions of, a retirement or sinking fund;

(8)	any terms and conditions for conversion or exchange of the shares into or for shares of any other class of our securities;

(9)	any voting rights;

(10)	whether fractional interests will be offered in the form of depositary shares; and

(11)	any or all other preferences or other rights or restrictions of the shares of the series

      Any prospectus supplement that specifies the terms of preferred stock also will describe any restriction on our repurchase or redemption of shares while there is any arrearage in the payment of dividends or, if applicable, sinking fund installments.

      Under the DGCL, the holders of a majority of the outstanding shares of preferred stock may vote together as a single class to approve any amendment to our certificate of incorporation that would increase or decrease the aggregate number of authorized shares of preferred stock or the par value of the preferred stock, or change the powers, preferences or special rights of the preferred stock so as to affect them adversely. If the proposed amendment will change the powers, preferences or special rights of one or more series of shares of preferred stock, but will not impact all outstanding shares of preferred stock, the holders of a majority of the outstanding shares of preferred stock of the series which will be affected may vote together as a single class to approve the amendment.

Certain Limitations on Changes in Control

      Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws summarized below may have an anti-takeover effect. This may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

      Section 203 of the Delaware General Corporation Law. We are a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time such stockholder became an interested stockholder unless, as described below, certain conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in Section 203 of the DGCL do not apply if:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under Section 203 of the DGCL, a “business combination” includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; or

•	certain transactions in which the interested stockholder receives financial benefits provided by the corporation.

      Under Section 203 of the DGCL, an “interested stockholder” generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

•	the affiliates or associates of any such person.

      Certain Provisions of our Certificate of Incorporation and Bylaws. Our Bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board. Generally such advance notice provisions require that the stockholder must give written notice to the secretary:

•	in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting of stockholders; and

•	in the case of a special meeting, not less than 90 days, or, if later, 10 days after the first public announcement of the date of the special meeting, nor more than 120 days prior to the scheduled date of such special meeting.

      Our Bylaws provide, in accordance with our Certificate of Incorporation, that except as may be provided in connection with the issuance of any series of preferred stock, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (as such term is defined in our Certificate of Incorporation), but shall not be less than three. Our Certificate of Incorporation provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.

      Subject to the rights of the holders of any series of preferred stock to elect and remove additional directors under specified circumstances, a director of ours may be removed only for cause by affirmative vote of the holders of at least a majority of the voting power of all our outstanding shares generally entitled to vote in the election of directors (the “Voting Stock”), voting together as a single class, and vacancies on our board may only be filled by the affirmative vote of a majority of the remaining directors.

      Our Bylaws permit the board to specify, from time to time, certain categories of matters which will require prior board or board committee approval and further permit the board to specify particular matters which require approval of up to 80% of the Whole Board. Currently no categories of matters have been specified as subject to this Bylaw provision.

      Our Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting. Special meetings of the stockholders may be called only by a majority of the Whole Board, but may not be called by stockholders.

      Our Certificate of Incorporation also contains a “fair price” provision that applies to certain business combination transactions involving any person or group that is or has announced or publicly disclosed a plan or intention to become the beneficial owner of at least 10% of our outstanding Voting Stock (an “Interested Stockholder”). The “fair price” provision requires that, except as described below, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock not beneficially owned by an Interested Stockholder is required to approve a business combination transaction with us and our subsidiaries involving or proposed by an Interested Stockholder, or its affiliates or associates, or to approve any agreement or other arrangement providing for any such business combination transaction. For such purpose, “business combination” includes:

•	any merger or consolidation of Delphi or any of its subsidiaries with an Interested Stockholder or any other entity which is or would be an affiliate or associate of an Interested Stockholder;

•	any (a) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Delphi or any of its subsidiaries to or for the benefit of, (b) purchase by Delphi or any of its subsidiaries from, (c) issuance of securities by Delphi or any of its subsidiaries to, (d) investment, loan, advance, guarantee, participation or other extension of credit by Delphi or any of its subsidiaries to, from, or with, or (e) establishment of a partnership, joint venture or other joint enterprise with or for the benefit of, the Interested Stockholder having an aggregate fair market value of $25 million or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of Delphi; and

•	certain reclassifications of securities or recapitalizations of Delphi.

      This voting requirement will not apply to any transaction approved by a majority of Delphi’s Continuing Directors (as such term is defined in our Certificate of Incorporation). This voting requirement will also not apply to any transaction involving the payment of consideration to holders of Delphi’s outstanding capital stock in which the following “fair price” conditions, among others, are met:

•	the consideration to be received by the holders of each class of capital stock of Delphi is at least equal to the greater of:

(a)	the highest per share price paid for shares of such class by the Interested Stockholder in the two years prior to the proposed business combination or in the transaction in which it became an Interested Stockholder, whichever is higher, or

(b)	the fair market value of the shares of such class on the date of the announcement of the proposed business combination or the date on which it became an Interested Stockholder, whichever is higher; and

•	the consideration to be received by the holders of each class of capital stock of Delphi is the same form and amount as that paid by the Interested Stockholder in connection with its acquisition of such class of capital stock.

This provision could have the effect of delaying or preventing a change in control of Delphi in a transaction or series of transactions that did not satisfy the “fair price” criteria.

      The provisions of our Certificate of Incorporation relating to our board, the limitation of actions by stockholders taken by written consent, the calling of special stockholder meetings and other stockholder actions and proposals may be amended only by the affirmative vote of the holders of at least 80% of the Voting Stock. The “fair price” provisions of our Certificate of Incorporation may be amended by the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, excluding the Interested Stockholder, unless such amendment is unanimously recommended by our board, a majority of whom are Continuing Directors.

      In general, our Bylaws may be altered or repealed and new Bylaws adopted by the holders of a majority of the Voting Stock or by a majority of the Whole Board. However, certain provisions, including those relating to the limitation of actions by stockholders taken by written consent, the calling of special stockholder meetings, other stockholder actions and proposals and certain matters related to our board, may be amended only by the affirmative vote of holders of at least 80% of the Voting Stock.

      Shareholder Rights Plan. We have adopted a shareholder rights plan (the “Rights Plan”) which provides that one right to purchase 1/100th of a share of our Series A Junior Preferred Stock, (the “Rights”) is attached to each outstanding share of our common stock. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire us on terms not approved by our board, but they will not interfere with any merger or other business combination that is approved by our board.

      The Rights are attached to the shares of our common stock. The Rights are not presently exercisable. At any time a party acquires beneficial ownership of 15% or more of the outstanding shares of our common stock or commences or publicly announces for the first time a tender offer to do so, the Rights will separate from our common stock and will become exercisable. Until a Right is exercised, the holder thereof will have no rights as a shareholder. The above description of the Rights does not purport to be complete and you should refer to the Rights Agreement filed as an exhibit to the registration statement.

DESCRIPTION OF DEPOSITARY SHARES

      We describe in this section the general terms of the depositary shares. We will describe the specific terms of the depositary shares in a prospectus supplement. The following description of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary share certificate that will be filed with the SEC in connection with any particular offering of depositary shares.

General

      We may offer fractional interests in preferred stock, rather than full shares of preferred stock. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and the depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Withdrawal

      Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Conversion, Exchange and Redemption

      Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred stock underlying the depositary shares will be convertible or exchangeable into any other class or series of our capital stock.

      If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

Voting

      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

      The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.

Amendment and Termination of the Deposit Agreement

      We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. Any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective, however, unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities; or

•	there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

      The depositary will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock, or common stock offered by any prospectus supplement and may be attached to or separate from any such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The following summaries of certain provisions of the warrants does not purport to be complete and you should refer to the form of warrant agreement that will be filed with the SEC in connection with any particular offering of warrants.

Debt Warrants

      The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including some or all of the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

      The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including some or all of the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

      The following is a general description of the terms of the stock purchase contracts and equity units we may issue from time to time. The specific terms of any stock purchase contracts or equity units that we may offer will be described in a prospectus supplement.

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract, trust preferred securities, and debt securities or debt obligations of third parties, including United States Treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units; or vice versa, and those payments may be unsecured or prefunded on some basis.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by that prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC each time we issue stock purchase contracts or equity units. Material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the applicable prospectus supplement. If we issue any stock purchase contracts or equity units, we will file or incorporate by reference the form of stock purchase contract and equity unit as exhibits to the registration statement and you should read these documents for provisions that may be important to you. You can obtain copies of any form of stock purchase contract and equity unit by following the directions described under the caption “Where You Can Find More Information.”

DESCRIPTION OF TRUST PREFERRED SECURITIES

      We describe in this section the general terms of the trust preferred securities that the trust may offer by this prospectus. We will describe in a prospectus supplement (1) the specific terms of the trust preferred securities and (2) any general terms described in this section that will not apply to those trust preferred securities.

      The trust preferred securities will be issued under a declaration of trust (a “trust agreement”) that will be amended and restated in its entirety before the trust issues trust preferred securities. The trust agreement will be qualified as an indenture under the Trust Indenture Act. In connection with an offering of trust preferred securities, forms of an amended and restated trust agreement and trust preferred security certificate will be filed as an exhibit to the registration statement or incorporated by reference therein. We have summarized particular provisions of the trust agreement. Our discussion of the trust agreement is not complete; you should read the form of trust agreement and the form of trust preferred security certificate for a more complete understanding of the provisions we describe.

      The trust agreement of the trust will authorize the administrative trustees to issue on behalf of the trust one series of trust preferred securities and one series of common securities containing the terms described in a prospectus supplement. The proceeds from the sale of the trust preferred securities and common securities will be used by the trust to purchase a series of junior subordinated notes issued under our subordinated indenture. The terms of the trust preferred securities will substantially mirror the terms of these junior subordinated notes. The junior subordinated notes will be held in trust by Bank One, National Association, as property trustee, for your benefit and for the benefit of the holder of the common securities

      We will describe the specific terms relating to the trust preferred securities in the applicable prospectus supplement, including some or all of the following:

•	the name of the trust preferred securities;

•	the dollar amount and number of trust preferred securities issued;

•	the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s), the right, if any, of the trust to defer or extend a payment date and the record dates used to determine the holders who are to receive distributions;

•	whether distributions on trust preferred securities will be cumulative, and if so, the date from which distributions will be cumulative;

•	the obligation or the option of the trust to purchase or redeem trust preferred securities, if any, including the prices, time periods and other terms and conditions for which the trust preferred securities shall be purchased or redeemed;

•	the terms and conditions, if any, upon which the junior subordinated notes may be distributed to you by the trust;

•	whether the trust preferred securities will be convertible or exchangeable into common stock or other securities, and if so, the terms and conditions upon which the conversion or exchange will be effected;

•	the voting rights, if any, of the trust preferred securities in addition to those required by law;

•	the amount which will be paid out of the assets of the trust after the satisfaction of liabilities to creditors of the trust, if any, to the holders of trust preferred securities upon voluntary or involuntary dissolution of the trust;

•	any securities exchange on which the trust preferred securities may be listed;

•	whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

      The prospectus supplement will also describe certain United States federal income tax considerations applicable to the offering of trust preferred securities.

      We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Guarantee.”

      In connection with the issuance of trust preferred securities, the trust will issue one series of common securities having terms substantially identical to the terms of the trust preferred securities issued by the trust. The common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of the trust. Directly or indirectly, we will own all of the common securities of the trust.

DESCRIPTION OF GUARANTEE

General

      We will execute a guarantee, for your benefit at the same time that the trust issues the trust preferred securities. Bank One, National Association, as the guarantee trustee, will hold the guarantee for your benefit.

      The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The form of guarantee will be filed as an exhibit to the registration statement. We will describe in a prospectus supplement any general terms described in this section that will not apply to the guarantee.

      This section summarizes the material terms and provisions of the guarantee. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. For additional information, read the form of guarantee that will be filed as an exhibit to or incorporated by reference in the registration statement.

      We will irrevocably agree to pay to you in full the Guarantee Payments (as defined below) as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment. The following payments will be subject to the guarantee, only to the extent that (1) they are not paid by the trust and (2) the trust has funds available to make the payments (“Guarantee Payments”)

•	any accrued and unpaid distributions required to be paid on the trust preferred securities;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to trust preferred securities called for redemption; or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with a distribution of corresponding junior subordinated notes to you or the redemption of all the related trust preferred securities), the lesser of:

(a)	the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

(b)	the amount of assets of the trust remaining available for distribution to you.

Status of Guarantee

      The guarantee will constitute our unsecured obligation and will rank:

•	equally with our most senior preferred stock issued after the date of this prospectus and with any guarantee entered into by us in respect of any preferred stock of any of our affiliates;

•	subordinate and junior in right of payment to all of our other liabilities; and

•	senior to our common stock.

      The guarantee will constitute a guarantee of payment and not of collection. Accordingly, you may sue us or pursue other remedies to enforce your rights under the guarantee, without first suing any other person or entity.

Amendments and Assignment

      Except with respect to any changes which do not adversely affect your rights in any material respect (in which case your consent will not be required), the guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default

      An event of default under the guarantee occurs if we fail to make any of our required payments or perform our obligations under the guarantee.

      The holders of at least a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

      You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

      We, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

      The guarantee trustee, other than during the occurrence and continuance of an event of default in the performance of the guarantee, will only perform the duties that are specifically described in the guarantee. After an event of default with respect to the guarantee, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Guarantee

      The guarantee will terminate once the trust preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated notes to you. The guarantee will continue to be effective or will be reinstated if at any time you are required to restore payment of any sums paid under the trust preferred securities or the guarantee.

Governing Law

      The guarantee will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

      We may sell the securities being offered hereby: (1) directly to purchasers, (2) through agents, (3) through dealers, (4) through underwriters, (5) through direct sales or auctions performed by utilizing the Internet or a bidding or ordering system, or (6) through a combination of any such methods of sale.

      The distribution of the securities may be effected from time to time in one or more transactions either (1) at a fixed price or prices, which may be changed, (2) at market prices prevailing at the time of sale, (3) at prices related to such prevailing market prices, or (4) at negotiated prices.

      Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to the offering of the securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

      If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

      In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

      If so indicated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other institutions.

      All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

      We may also offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold. The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. We will describe in a supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters obligations with respect to the auction or ordering system.

      Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

      Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for our common stock, which is listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

LEGAL MATTERS

      Unless we indicate otherwise on the applicable prospectus supplement, the legality of the securities offered by us by this prospectus will be passed upon by Heller Ehrman White & McAuliffe LLP of Seattle, Washington. Pepper Hamilton LLP of Wilmington, Delaware, will issue an opinion letter concerning the legality of the securities that the trust is offering in this prospectus. We will also provide in the applicable prospectus supplement the name of counsel that will issue an opinion as to certain legal matters for any underwriters, dealers or agents.

EXPERTS

      The consolidated financial statements incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.